   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1998

                                           REGISTRATION STATEMENT NO. 333-49795

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                        POST-EFFECTIVE AMENDMENT NO. 3
                                      ON
                                   FORM S-3*
                                    TO THE
                            REGISTRATION STATEMENT
                         ORIGINALLY FILED ON FORM S-1
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             MAC-GRAY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 04-3361982
   (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

                                22 WATER STREET
                        CAMBRIDGE, MASSACHUSETTS 02141
                                (617) 492-4040
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                          STEWART GRAY MACDONALD, JR.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             MAC-GRAY CORPORATION
                                22 WATER STREET
                        CAMBRIDGE, MASSACHUSETTS 02141
                                (617) 492-4040
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                             STUART M. CABLE, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881
                                (617) 570-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Post-Effective Amendment becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

This Post-Effective Amendment to the Registration Statement shall become effective upon order of the Commission pursuant to Section 8(c) of the Securities Act of 1933, as amended.

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* Filed as a Post-Effective Amendment on Form S-3 to such Form S-1
  Registration Statement pursuant to the provisions of Rule 401(e) and the procedure described therein.

PROSPECTUS

                              MAC-GRAY CORPORATION

                         250,000 SHARES OF COMMON STOCK

This Prospectus relates to the sale of 250,000 shares (the "Shares") of common stock, par value $.01 per share (the "Mac-Gray Common Stock"), of Mac-Gray Corporation, a Delaware corporation ("Mac-Gray"), by certain former shareholders (the "Selling Securityholders") of Copico, Inc., a Massachusetts corporation ("Copico"). The Selling Securityholders received the Shares in connection with Mac-Gray's acquisition of Copico, which was consummated on April 23, 1998 pursuant to the Stock Purchase Agreement, dated as of March 31, 1998 (the "Stock Purchase Agreement") by and among Mac-Gray Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Mac-Gray ("Mac-Gray Services"), Copico and the Selling Securityholders, pursuant to which Mac-Gray Services acquired all of the issued and outstanding capital stock of Copico.

The Selling Securityholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required by law, the specific Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Securityholder reserves the sole right to accept and, together with such Selling Securityholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

The aggregate proceeds to the Selling Securityholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Mac-Gray. Pursuant to an agreement with the Selling Securityholders, Mac-Gray has agreed to pay the costs, fees and expenses incurred in connection with the registration of the Shares; provided, however, that the Selling Securityholders will be responsible for underwriting commissions or discounts, transfer taxes, if any, attributable to the sale of the Shares, any fees or expenses of any counsel, accountants or other persons retained or employed by the Selling Securityholders and out-of-pocket expenses of the Selling Securityholders and their agents, including, without limitation, any travel costs. See "The Selling Securityholders and the Offered Shares--Registration Rights Agreement."

Mac-Gray will not receive any proceeds from the sale of the Shares offered hereby by the Selling Securityholders.

The Selling Securityholders and any brokers, dealers or agents that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution."

The Mac-Gray Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "TUC." On November 13, 1998, the last reported sales price for the Mac-Gray Common Stock on the NYSE was $11.625 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SHARES OF MAC-GRAY COMMON STOCK HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF MAC-GRAY SINCE THE DATE HEREOF.

               The date of this Prospectus is November 17, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   4
FORWARD-LOOKING STATEMENTS................................................   5
RISK FACTORS..............................................................   5
  Implementation of Acquisition Strategy; Integration of Acquired
   Businesses.............................................................   5
  Competition.............................................................   6
  Dependence Upon Senior Executives.......................................   6
  Significant Capital Expenditures; Additional Financings.................   6
  Uncertainty of Market Acceptance of New Products and Services...........   7
  Dependence Upon Lease Renewals..........................................   7
  Dependence Upon Certain Suppliers.......................................   7
  Restrictions Imposed by Our Indebtedness................................   8
  Product Liability; Limited Insurance Coverage...........................   8
  Intellectual Property Rights............................................   8
  Voting Control by Principal Stockholders, Directors and Executive
   Officers...............................................................   8
  Common Stock Contingent Repurchase Obligation...........................   9
  Anti-takeover Effect of Our Charter and By-laws and Delaware Law........   9
  Potential Volatility of Stock Price.....................................  10
  Absence of Dividends....................................................  10
  Material Benefits to Certain Insiders...................................  10
BUSINESS..................................................................  11
  General.................................................................  11
  Recent Developments.....................................................  11
USE OF PROCEEDS...........................................................  11
DESCRIPTION OF CAPITAL STOCK..............................................  11
  Authorized and Outstanding Capital Stock................................  11
  Certain Provisions of Charter and By-laws...............................  12
  Statutory Business Combination Provision................................  14
  Transfer Agent and Registrar............................................  15
THE SELLING SECURITYHOLDERS AND THE OFFERED SHARES........................  16
  Background..............................................................  16
  Registration Rights Agreement...........................................  16
PLAN OF DISTRIBUTION......................................................  17
LEGAL MATTERS.............................................................  18
EXPERTS...................................................................  18

                             AVAILABLE INFORMATION

Mac-Gray has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, Mac-Gray is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

Mac-Gray is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information concerning Mac-Gray can be inspected and copied at the locations described above. Copies of such materials can be obtained via EDGAR or by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Mac-Gray may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which shares of Mac-Gray Common Stock are traded under the symbol "TUC."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by Mac-Gray with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, except for Item 8 Financial Statements and Schedules, which were restated as a result of the pooling-of-interests with Intirion Corporation which occurred on March 12, 1998, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, (iv) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, (v) Current Report on Form 8-K filed March 5, 1998,
(vi) Current Report on Form 8-K filed March 17, 1998, (vii) Current Report on Form 8-K filed March 24, 1998, (viii) Current Report on Form 8-K filed April 3, 1998, (ix) Current Report on Form 8-K filed May 8, 1998, as amended by Form 8-K/A filed May 11, 1998 and Form 8-K/A filed July 7, 1998, (x) Current Report on Form 8-K filed June 15, 1998, (xi) Current Report on Form 8-K filed August 28, 1998, (xii) Current Report on Form 8-K filed November 13, 1998, (xiii) Current Report on Form 8-K filed November 17, 1998 which contains restated financial statements and (xiv) the description of the Common Stock of Mac-Gray contained in Mac-Gray's registration statement on Form 8-A dated October 14, 1997.

All documents filed by Mac-Gray pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Mac-Gray will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Mac-Gray Corporation, 22 Water Street, Cambridge, Massachusetts, Attention: Chief Financial Officer (Tel. #
(617) 492-4040). In addition, the public may read and copy any materials filed by the Company with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                           FORWARD-LOOKING STATEMENTS

Certain statements incorporated by reference or made in this Prospectus under the captions "Risk Factors" and "Business," and elsewhere in this Prospectus or in documents incorporated by reference are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend," and other similar expressions in this Prospectus, they are generally intended to identify forward-looking statements. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors described under "Risk Factors" in this Prospectus. Prospective purchasers of the Shares offered hereby should carefully review all of these factors, which may not be an exhaustive list of such factors.

                                  RISK FACTORS

A purchase of the Shares of Common Stock involves various risks. Prospective purchasers should consider the following risk factors:

IMPLEMENTATION OF ACQUISITION STRATEGY; INTEGRATION OF ACQUIRED BUSINESSES

Our growth strategy depends, in part, on our ability to acquire and successfully integrate and operate additional businesses. In order to pursue this strategy, we continually evaluate potential acquisition candidates that provide services to the multi-housing market, including laundry route businesses as well as businesses that could provide ancillary services to our customer base and target markets. In connection with such evaluations, we may, from time to time, enter into non-binding letters of intent with, and conduct due diligence with respect to, potential acquisition candidates. The success of any completed acquisition will depend in large measure on our ability to integrate the assets, maintain and improve the results of operations and increase the revenue of the acquired business. The process of integrating acquired businesses, and in particular, geographically diverse operations or operations outside our core business, with our business may involve unforeseen difficulties and may require a disproportionate amount of our financial and other resources, including management time. While we generally believe that our management team and business structure enable us to operate a significantly larger and more diverse operation, there is no assurance that we will be able to successfully integrate acquired businesses into our existing operations and to implement effective cost savings programs.

We have experienced increased competition in our acquisition activities. Growing competition may increase purchase prices for future acquisitions to levels that make the acquisitions less attractive or uneconomical. In addition, future acquisitions accounted for under the purchase method of accounting may result in the recording of goodwill, the amortization of which may reduce our net income. If further acquisitions are made, we expect to continue to use cash and securities, including shares of Mac-Gray Common Stock, as consideration for such acquisitions. Use of Mac-Gray

Common Stock as acquisition consideration may result in dilution to our stockholders. In the event that Mac-Gray Common Stock does not maintain a sufficient valuation or if potential acquisition candidates are unwilling to accept shares of Mac-Gray Common Stock as consideration, we will be required to use more cash resources or other consideration to continue our acquisition program. In addition, if we are unable to generate sufficient cash for further acquisitions from existing operations, our acquisition program could be adversely affected unless we are able to obtain additional capital through external financings or can borrow sufficient amounts. Any such debt financing will result in additional leverage and any further equity financing may result in dilution to our stockholders. There can be no assurance that suitable additional acquisitions can be identified, financed, consummated on acceptable terms and integrated into our operations or that future acquisitions will be financially and operationally successful. Failure to identify, finance and consummate acquisitions on acceptable terms, or to integrate acquired operations into our operations could have a material adverse effect on our business, results of operations, financial condition and prospects.

COMPETITION

The card and coin-operated laundry services industry is highly competitive. In most of our markets, laundry services may be available through property owners and managers that operate their own laundry rooms, private, family-owned businesses or large regional and national laundry services companies. In the competition to supply services to property owners, local private businesses tend to have long-standing relationships with customers in their specific geographic market, and the two larger companies participating in the industry consolidation, each of which has significantly larger installed machine bases than we do, tend to have significant operational and managerial resources to devote to expansion and to capture additional market share. Accordingly, there can be no assurance that we will be able to compete effectively in any specific geographic location in the business of supplying laundry equipment services to property owners and managers or in the acquisition of other businesses.

DEPENDENCE UPON SENIOR EXECUTIVES

We are currently dependent to a significant degree upon the ability and experience of our senior executives. We have elected not to enter into employment agreements with any of these executives. Our preference to not utilize employment agreements for our senior executives may affect our ability to attract and retain senior executives in the future. The loss of any of our senior executives could adversely affect our ability to maintain our current operating performance or to achieve growth through acquisitions.

SIGNIFICANT CAPITAL EXPENDITURES; ADDITIONAL FINANCINGS

The industry in which we operate is capital intensive. Accordingly, we must continue to make capital expenditures in order to periodically replace our existing equipment. In addition, our plan to utilize smart-card based technologies with our equipment will also result in significant capital expenditures. While we anticipate that our existing capital resources, as well as cash from operations, will be adequate to finance anticipated capital expenditures, there can be no assurance that such resources or cash flows will be sufficient or that the incremental revenue and cost efficiencies associated with technological enhancements, such as the smart card, will justify the significant capital expenditures.

To the extent that our available resources are insufficient to fund capital requirements, we may need to raise additional funds through public or private financings that may or may not be on terms favorable to us and, in the case of equity financings, could result in dilution to our stockholders.

UNCERTAINTY OF MARKET ACCEPTANCE OF NEW PRODUCTS AND SERVICES

We are currently introducing, and intend to introduce in the future, new products and services utilizing smart card based technologies. While we believe that cashless transactions will be attractive to our customers and will provide us with certain benefits, there can be no assurance that there will be widespread acceptance of these products by property owners, managers, colleges and universities and residents, or that technical or operational problems will not arise from their implementation. A lack of market acceptance of these new products and services could have a material adverse effect on our business, results of operations, financial condition and prospects.

DEPENDENCE UPON LEASE RENEWALS

Our business is highly dependent upon the renewal of our leases with property owners, colleges and universities and public housing authorities. We have traditionally relied upon exclusive, long-term leases with our customers, as well as frequent customer interaction and an historical emphasis on customer service, to assure continuity of financial and operating results. There can be no assurance that we will be able to continue to secure long-term exclusive leases with our customers or that we will continue to successfully renew expiring leases. Any failure by us to continue to obtain long-term exclusive leases with a substantial number of our customers, or to successfully renew our existing leases as they expire, could have a material adverse effect on our business, results of operations, financial condition and prospects. In addition, we have occasionally experienced loss of business when property owners or management companies choose to vacate properties as a result of economic downturns that impact occupancy levels. There can be no assurance that future economic downturns will not result in similar losses of business.

DEPENDENCE UPON CERTAIN SUPPLIERS

We currently purchase more than 90% of the equipment that we utilize in our laundry route business from Maytag Corporation ("Maytag"). In addition, we derive a significant amount of our non-laundry route revenue, as well as certain competitive advantages, from our position as a distributor of Maytag commercial laundry products. Although the purchase and distribution agreements between us and Maytag are terminable by either party upon written notice, we have never had such an agreement terminated by Maytag. We also currently purchase substantially all of our smart-card based equipment from Schlumberger Technologies, Inc., a manufacturer of card-based electronic transaction systems. In addition, we currently procure a substantial amount of the products used by Intirion Corporation, our wholly-owned subsidiary ("Intirion"), from certain suppliers, including Sanyo E&E Corporation. A termination of, or substantial revision of the terms of, the contractual arrangements or business relationships with the suppliers described above could have a material adverse effect on our business, results of operations, financial condition and prospects.

RESTRICTIONS IMPOSED BY OUR INDEBTEDNESS

In the event we borrow significant amounts under our senior secured revolving and term loan credit facility with State Street Bank and Trust Company, CoreStates Bank and BankBoston, N.A. (the "Credit Facility"), such level of indebtedness could have important consequences to us and our stockholders, including the following: (i) a substantial portion of our cash flow from operations would need to be dedicated to the payment of the principal of and interest on such indebtedness and would not be available for other purposes;
(ii) our ability to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes could be materially limited or impaired; and (iii) our level of indebtedness could reduce our flexibility to respond to changing business and economic conditions. The Credit Facility contains various covenants limiting the discretion of our management with respect to certain business matters, including financial and other operating covenants. Failure to comply with any such covenants, which failure is not waived by the lender, would permit the lender to accelerate the maturity of the loan, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

Intirion, our wholly-owned subsidiary, markets and distributes MicroFridge(R), a combination microwave and refrigerator. The sale and distribution of MicroFridge(R), as well as our other products, entails a certain risk of product liability claims. Further, the manufacturing of MicroFridge(R), although it is done by third-party manufacturers under contract with Intirion, may subject Intirion to further inherent risks of product liability claims. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. There can be no assurance that our existing insurance can be renewed at a cost and level of coverage comparable to that presently in effect, if at all. In the event that Intirion is held liable for a claim against which it is not indemnified or for damages exceeding the limits of its insurance coverage, such claim could have a material adverse effect on the our business, results of operations, financial condition and prospects.

INTELLECTUAL PROPERTY RIGHTS

We rely upon certain trademark, service mark, copyright, patent and trade secret laws, employee and third-party non-disclosure and non-solicitation agreements and other methods to protect our proprietary rights. We periodically make filings with the Patent and Trademark Office to protect certain of our proprietary rights, although we have traditionally relied upon the protections afforded by contractual arrangements and through common law assertions of ownership. There can be no assurance that these contractual arrangements and legal claims to ownership will adequately protect us and our operations from adverse claims made by third parties. In addition, any such adverse claims or litigation, with or without merit, could be costly and could divert management's attention from the operation of our business.

VOTING CONTROL BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

As of November 13, 1998, the our principal stockholders, directors and executive officers and their affiliates beneficially owned in the aggregate approximately 52% of the outstanding shares of Mac-

Gray Common Stock. This percentage ownership does not include options to purchase 342,335 shares of Mac-Gray Common Stock (options to acquire 74,067 shares of Mac-Gray Common Stock are currently exercisable) held by certain of these persons, which, if exercised in whole or in part, will further concentrate ownership of Mac-Gray Common Stock. As a result, the above-referenced stockholders, if they act together, possess the voting power required to elect all of our directors and to approve all other matters requiring approval by a majority of our stockholders including, in many cases, significant corporate transactions, such as mergers and sales of all or substantially all of our assets. Such concentration of ownership, together, in some cases, with certain provisions of our Amended and Restated Certificate of Incorporation (the "Mac-Gray Charter") and our By-laws (the "Mac-Gray By-laws") and certain sections of the Delaware General Corporation Law (the "DGCL"), may have the effect of delaying or preventing a change in control of Mac-Gray. See "--Anti-takeover Effect of Our Charter and By-Laws and Delaware Law."

COMMON STOCK CONTINGENT REPURCHASE OBLIGATION

We are obligated to repurchase up to 612,026 shares of Mac-Gray Common Stock issued in connection with the acquisition of Sun Services of America, Inc., a Florida corporation ("SSA"), and R. Bodden Coin-Op-Laundry, Inc., a Florida corporation ("RBCO" and, together with SSA, "Sun Services"), both of which occurred on April 17, 1997 (the "Sun Services Acquisition"), at a purchase price of $12.74 per share in the event the holder or holders of such shares elect to require us to repurchase such shares (the "Put Right"). The Put Right terminates on October 22, 2000. There can be no assurance that the holder or holders of such shares will not exercise the Put Right, nor can there be any assurance that, once exercised, we will be able to obtain financing to satisfy such Put Right on terms satisfactory to us, if at all. In the event we are required to repurchase such shares, we may be required to incur additional indebtedness under our Credit Facility to fund such repurchase. If we were unable to borrow such funds under our Credit Facility, we would need to pursue alternative financing sources which, if available, might be at higher interest rates than presently available under the Credit Facility.

ANTI-TAKEOVER EFFECT OF OUR CHARTER AND BY-LAWS AND DELAWARE LAW

Certain provisions of the our Charter and By-laws, certain sections of the DGCL and the ability of our Board of Directors (the "Mac-Gray Board") to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Mac-Gray Board, including takeovers which certain stockholders may deem to be in their best interests. These provisions and the ability of the Mac-Gray Board to issue preferred stock without further action by stockholders could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption of control would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial, in the short term, to the interests of stockholders. Such anti-takeover provisions include, among other things, a classified Mac-Gray Board serving staggered three-year terms, the elimination of stockholder voting by written consent, the absence of cumulative voting for directors, the removal of directors only for cause, the vesting of exclusive authority in the Mac-Gray Board to determine the size of the Mac-Gray Board and (subject to certain limited exceptions) to fill vacancies thereon, the vesting of exclusive authority in the Mac-Gray Board (except as otherwise required by law) to call special meetings of stockholders, and certain advance notice requirements for stockholder proposals and nominations for election to the Mac-Gray Board. We are subject to Section 203 of the DGCL ("Section 203") which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of Mac-Gray Common Stock. See "Description Capital Stock--Certain Provisions of Charter and By-laws" and "-- Statutory Business Combination Provision."

POTENTIAL VOLATILITY OF STOCK PRICE

The trading price of Mac-Gray Common Stock may be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by investment analysts or changes in business or regulatory conditions affecting us, our customers or our competitors. The stock market historically has experienced volatility which sometimes has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of Mac-Gray Common Stock.

ABSENCE OF DIVIDENDS

We intend to retain earnings to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. Declaration of dividends will in the future depend upon, among other things, our results of operations, financial condition, acquisitions, capital requirements and general business condition. The Credit Facility also restricts dividend payments.

MATERIAL BENEFITS TO CERTAIN INSIDERS

As a result of an agreement entered into in connection with the Sun Services Acquisition, we are obligated to make certain payments to one of our current directors who owned Sun Services. In addition, we are obligated to make certain payments to the wife of our co-founder and former Chief Executive Officer for the remainder of her life.

                                    BUSINESS

GENERAL

Mac-Gray derives its revenue principally through the operation and maintenance of card and coin-operated laundry rooms in multiple housing facilities, such as apartment buildings, colleges and universities, condominiums and public housing complexes. Mac-Gray operates its laundry rooms under long-term leases with property owners, colleges and universities and governmental agencies. The leases typically grant Mac-Gray the exclusive right to operate laundry rooms on the lessor's premises for a fixed term, which is generally seven to ten years, in exchange for a percentage of the revenue collected. Mac-Gray's laundry route business consists of more than 155,000 laundry machines, operated in over 25,000 multiple housing laundry rooms located in 27 states.

Mac-Gray also derives revenue as a distributor and servicer of commercial laundry equipment manufactured by Maytag, and sells laundry equipment manufactured by American Dryer, The Dexter Company, and Whirlpool Corporation to provide several alternatives in machine type, cost and capacity. Additionally, Mac-Gray sells or rents laundry equipment to restaurants, hotels, health clubs and similar institutional users that operate their own on-premises laundry facilities.

RECENT DEVELOPMENTS

The Mac-Gray Board has approved a Stock Repurchase Plan under which Mac-Gray is authorized to acquire up to one million (1,000,000) shares of the Mac-Gray Common Stock in the open market during the next twelve months. Under the Stock Repurchase Plan, shares may be repurchased from time to time and in such amounts as market conditions warrant, subject to regulatory considerations. The total number of shares subject to repurchase under the Stock Repurchase Plan is subject to approval by Mac-Gray's senior lenders.

                                USE OF PROCEEDS

Mac-Gray will not receive any of the proceeds of the sale, if any, of the Shares offered hereby.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

The authorized capital stock of Mac-Gray consists of 30,000,000 shares of Mac-Gray Common Stock and 5,000,000 shares of undesignated preferred stock issuable in series by the Mac-Gray Board ("Preferred Stock"). As of November 13, 1998, there were 13,425,758 shares of Mac-Gray Common Stock (including 612,026 shares of Mac-Gray Common Stock subject to the Put Right) outstanding that were held of record by 97 stockholders. The following summary description of the capital stock of Mac-Gray does not purport to be complete and is qualified in its entirety by reference to the Mac-Gray Charter and the Mac-Gray By-laws. The Mac-Gray Charter and the Mac-Gray By-laws have been adopted by the stockholders of Mac-Gray and the Mac-Gray Board.

Mac-Gray Common Stock. The holders of Mac-Gray Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Mac-Gray Board from funds legally available therefor. The possible issuance of Preferred Stock with a preference over Mac-Gray Common Stock as to dividends could impact the dividend rights of holders of Mac-Gray Common Stock. Holders of Mac-Gray Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of any then outstanding Preferred Stock, if and when issued. The holders of Mac-Gray Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Mac-Gray Common Stock. Upon the voluntary or involuntary liquidation, dissolution or winding up of Mac-Gray, the net assets of Mac-Gray shall be distributed pro rata to the holders of the Mac-Gray Common Stock in accordance with their respective rights and interests, subject to the rights and interests of the holders of Preferred Stock, if and when issued. All outstanding shares of Mac-Gray Common Stock are fully paid and non-assessable.

The Mac-Gray Charter and the Mac-Gray By-laws provide, subject to the rights of the holders of any Preferred Stock then outstanding, that the number of directors shall be fixed by the Mac-Gray Board. The directors, other than those who may be elected by the holders of any Preferred Stock, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of Preferred Stock to elect directors and to remove any director whom the holders of any such stock had the right to elect, any director of Mac-Gray may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

Undesignated Preferred Stock. The Mac-Gray Board is authorized, without further action of the stockholders of Mac-Gray, to issue up to 5,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Mac-Gray Charter. Any such Preferred Stock issued by Mac-Gray may rank prior to the Mac-Gray Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Mac-Gray Common Stock.

The purpose of authorizing the Mac-Gray Board to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Mac-Gray Common Stock.

CERTAIN PROVISIONS OF CHARTER AND BY-LAWS

General. A number of provisions of the Mac-Gray Charter and the Mac-Gray By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Mac-Gray Board to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Mac-Gray Board, including takeovers which certain stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of Mac-Gray Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Mac-Gray Board and the ability of the Mac-Gray Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of Mac-Gray. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if a transaction or contest could be favorable to the interests of stockholders, and could potentially depress the market price of the Mac-Gray Common Stock. The Mac-Gray Board believes that these provisions are appropriate to protect the interests of Mac-Gray and all of its stockholders. The Mac-Gray Board has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

Meetings of Stockholders. The Mac-Gray By-laws provide that a special meeting of stockholders may be called only by the Mac-Gray Board unless otherwise required by law. The Mac-Gray By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Mac-Gray By-laws set forth certain other requirements, such as advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

No Stockholder Action by Written Consent. The Mac-Gray Charter provides that, for so long as Mac-Gray has a class of stock registered pursuant to the provisions of the Exchange Act, any action required or permitted to be taken by the stockholders of Mac-Gray at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

Indemnification and Limitation of Liability. The Mac-Gray By-laws provide that directors and officers of Mac-Gray shall be, and in the discretion of the Mac-Gray Board non-officer employees may be, indemnified by Mac-Gray to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Mac-Gray, and further permits the advancing of expenses incurred in defense of claims. The Mac-Gray By-laws also provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Mac-Gray Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Amendment of the Mac-Gray Charter. The Mac-Gray Charter provides that an amendment thereof must first be approved by a majority of the Mac-Gray Board and (with certain exceptions) thereafter approved by the holders of a majority of the outstanding shares entitled to vote on such amendment, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided, however, that the affirmative vote of not less than 80% of the outstanding shares entitled to vote on such amendment, and the affirmative vote of not less than 80% of the outstanding shares of each class entitled to vote thereon as a class, is required to amend provisions of the Mac-Gray Charter relating to the prohibition of stockholder action by written consent, the establishment, composition and powers of the Mac-Gray Board, the limitation of director liability and amendments to the Mac-Gray Charter.

Amendment of the Mac-Gray By-laws. The Mac-Gray Charter provides that the Mac-Gray By-laws may be amended or repealed by the Mac-Gray Board or by the stockholders. Such action by the Mac-Gray Board requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least three-fourths of the total votes present and eligible to be cast by holders of voting stock voting as a single class with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Mac-Gray Board recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes present and eligible to be cast by holders of voting stock voting as a single class with respect to such amendment or repeal.

Ability to Adopt Stockholder Rights Plan. The Mac-Gray Board may in the future resolve to issue shares of Preferred Stock or rights to acquire such shares, to implement a stockholder rights plan which creates voting or other impediments or under which shares are distributed to a third-party investor, a group of investors or stockholders or issued to an employee stock ownership plan to discourage persons seeking to gain control of Mac-Gray by means of a merger, tender offer, proxy contest or otherwise, if such change in control is not in the best interests of Mac-Gray and its stockholders. The Mac-Gray Board has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of Mac-Gray.

STATUTORY BUSINESS COMBINATION PROVISION

Mac-Gray is subject to the provisions of Section 203 of the DGCL. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage; provided, however, that such by-law or charter amendment shall not become effective until 12 months after the date the stockholders adopt such exclusion. Neither the Mac-Gray Charter nor the Mac-Gray By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

State Street Bank and Trust Company is the transfer agent and registrar for Mac-Gray Common Stock.

               THE SELLING SECURITYHOLDERS AND THE OFFERED SHARES

BACKGROUND

The Shares were acquired by the Selling Securityholders pursuant to the Stock Purchase Agreement on April 23, 1998 upon consummation of the Company's acquisition of Copico.

REGISTRATION RIGHTS AGREEMENT

In connection with the acquisition of Copico, Mac-Gray and the Selling Securityholders entered into a registration rights agreement (the "Registration Rights Agreement"). The material provisions of the Registration Rights Agreement are set forth below. A copy of the form of the Registration Rights Agreement which was entered into in connection with the consummation of the acquisition of Copico has been filed as an exhibit to the Registration Statement and can be obtained in the manner described under "Available Information."

Resale Registration. To facilitate the resale by the Selling Securityholders of the Shares, Mac-Gray has agreed to use commercially reasonable efforts to keep the Registration Statement continuously effective for a period ending with the earlier of (a) the sale of all the Shares and (b) April 23, 1999.

Certain Other Provisions. All expenses incident to Mac-Gray's performance of its registration obligations under the Registration Rights Agreement will be paid by Mac-Gray. The Selling Securityholders will be responsible for underwriting commissions or discounts, transfer taxes, if any, attributable to the sale of the Shares, any fees or expenses of any counsel, accountants or other persons retained or employed by the Selling Securityholders and out-of-pocket expenses of the Selling Securityholders and their agents, including, without limitation, any travel costs.

The Registration Rights Agreement contains customary indemnification provisions whereby Mac-Gray is obligated to indemnify and hold harmless the Selling Securityholders and certain related parties, and the Selling Securityholders are obligated under certain circumstances to indemnify and hold harmless Mac-Gray and certain related parties, in each case in connection with liabilities relating to the registration of the Shares.

                                                  MAC-GRAY  MAC-GRAY  MAC-GRAY
                                                   COMMON    COMMON    COMMON
                                                   STOCK     STOCK      STOCK
                                                   OWNED   REGISTERED   OWNED
    NAME OF                                       PRIOR TO    FOR       AFTER
 SECURITYHOLDER                                    RESALE    RESALE   RESALE(1)
 --------------                                   -------- ---------- ---------
 Peter B. Finn...................................   2,500     2,500      --
 Edward J. Goulart...............................  67,900    67,900      --
 Ronald R. Jalbert...............................  58,200    58,200      --
 Robert W. LaRoche...............................  67,900    67,900      --
 David Luongo....................................   2,500     2,500      --
 Joseph J. Tischler..............................   2,500     2,500      --
 Massachusetts Capital Resource Company..........  48,500    48,500      --

--------
(1) Assumes that the Selling Securityholders sell all the Shares and do not acquire additional shares of Mac-Gray Common Stock.

                              PLAN OF DISTRIBUTION

The Selling Securityholders may sell the Shares (i) directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions), (ii) on any exchange or in the over-the-counter market, (iii) in transactions otherwise than in the over-the-counter market or on an exchange or
(iv) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholders or by agreement between the Selling Securityholders and underwriters, brokers, dealers, agents or purchasers. If the Selling Securityholders effect such transactions by selling the Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

In the event of a "distribution" of the Shares, the Selling Securityholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or maintaining the price of Mac-Gray Common Stock in connection with any offer of the Shares by the Selling Securityholders.

To the extent not described herein and as otherwise required by law, the specific amount of the Shares being offered or sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

Mac-Gray will not receive any of the proceeds of the sale of the Shares by any Selling Securityholder.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

The validity of the shares of Mac-Gray Common Stock offered hereby will be passed upon by Goodwin, Procter & Hoar LLP.

                                    EXPERTS

The consolidated financial statements of Mac-Gray Corporation as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997, 1996 and 1995 and the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. as of and for the year ended December 31, 1996 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated November 17, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Amerivend Corporation as of December 31, 1997 incorporated in this Prospectus by reference to Mac-Gray's Current Report on Form 8-K/A dated July 7, 1998, have been so incorporated in reliance on the reports of Morrison, Brown, Argiz & Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses in connection with the sale and distribution of the Shares, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Commission's registration fee and the NYSE listing fee:

   NATURE OF EXPENSE                                                                AMOUNT
   -----------------                                                                ------
Commission registration fees......................................................      +
NYSE listing fee..................................................................      +
Legal fees and expenses...........................................................      +
Accounting fees and expenses......................................................      +
Printing expenses.................................................................      +
Miscellaneous.....................................................................      +
                                                                                     ---
  Total...........................................................................      +
                                                                                     ===

--------
+ Previously filed.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with Section 145 of the DGCL, Article VII of the Mac-Gray Charter provides that no director of Mac-Gray shall be personally liable to Mac-Gray or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Mac-Gray or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Mac-Gray Charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Mac-Gray shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article V of the Mac-Gray By-laws provides for indemnification by Mac-Gray of its directors and officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, penalties, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Mac-Gray unless it is determined that such person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mac-Gray, and, with respect to criminal actions or proceedings, such person had no reasonable cause to believe his or her conduct was unlawful.

Mac-Gray has entered into indemnification agreements with each of its directors reflecting the foregoing provisions of the Mac-Gray By-laws and requiring the advancement of expenses in proceedings involving directors in most circumstances and also intends to purchase directors' and officers' insurance to provide additional protections to the directors and officers of Mac-Gray in certain circumstances.

ITEM 16. EXHIBITS.

Certain exhibits indicated below are incorporated by reference to documents of Mac-Gray on file with the Commission: (i) each exhibit marked by a cross (+) was previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-1 (No. 333-33669) and the number in parentheses following the description of the exhibit refers to the exhibit number in the Form S-1; (ii) each exhibit marked by an asterisk (*) was previously filed as an exhibit to Mac-Gray's Registration Statement, as amended (No. 333-45899); (iii) each exhibit marked by an (X) was previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-1, as amended (No. 333-49795); and (iv) each exhibit marked by a (Z) was previously filed as an exhibit to Mac-Gray's Current Report on Form 8-K dated April 23, 1998.

(a) Exhibits. The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

 2.1 Agreement and Plan of Merger, dated as of December 22, 1997, by and among Mac-Gray Corporation, MI Acquisition Corp., Intirion Corporation and Robert P. Bennett. Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules referred to in the Merger Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request. The Exhibits to the Merger Agreement were included in Appendix A to the Prospectus/Proxy Statement, which is a part of the Registrant's previously filed Registration Statement on Form S-4, as amended (No. 333-45899).*

 2.2 Stock Purchase Agreement by and among Mac-Gray Services, Inc., Copico, Inc. and Certain Stockholders, dated as of March 31, 1998. X

 2.3 Stock and Asset Purchase Agreement, dated as of March 4, 1998, by and among Mac-Gray Services, Inc., Amerivend Corporation, Amerivend Southeast Corporation and certain stockholders. Z

 4.1 Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant (4.1). +

 5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered. X

23.1 Consent of Counsel (included in Exhibit 5.1 hereto). X

23.2 Consent of PricewaterhouseCoopers LLP.

23.3 Consent of Morrison, Brown, Argiz & Company.

24.1 Powers of Attorney. X

(b) Financial Statement Schedules

No Financial Statement Schedules are filed herewith.

ITEM 17. UNDERTAKINGS.

(a) Mac-Gray hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Mac-Gray, Mac-Gray has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mac-Gray in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Mac-Gray will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, MAC-GRAY CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMBRIDGE, THE COMMONWEALTH OF MASSACHUSETTS, ON NOVEMBER 17, 1998.

                                          Mac-Gray Corporation

                                             /s/ Stewart Gray MacDonald, Jr.
                                          By: _________________________________
                                             STEWART GRAY MACDONALD, JR.
                                             CHAIRMAN AND CHIEF EXECUTIVE
                                             OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

/s/ Stewart Gray MacDonald, Jr.        Chairman and Chief          November 17, 1998
______________________________________  Executive Officer and
STEWART GRAY MACDONALD, JR.             Director (Principal
                                        Executive Officer)

*                                      Executive Vice President,   November 17, 1998
______________________________________  Mergers and Acquisitions,
PATRICK A. FLANAGAN                     Secretary and Director

/s/ Neil F. MacLellan, III             Executive Vice President    November 17, 1998
______________________________________  Chief Financial Officer
NEIL F. MACLELLAN, III                  and Treasurer (Principal
                                        Financial and Accounting
                                        Officer)

*                                      Director                    November 17, 1998
______________________________________
JEFFREY C. HUENINK

*                                      Director                    November 17, 1998
______________________________________
JERRY A. SCHILLER

*                                      Director                    November 17, 1998
______________________________________
JOHN P. LEYDON

*                                      Director                    November 17, 1998
______________________________________
EUGENE B. DOGGETT


    /s/ Stewart Gray MacDonald, Jr.
*By: _________________________________
     STEWART GRAY MACDONALD, JR.
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
   2.1   Agreement and Plan of Merger, dated as of December 22, 1997, by and among Mac-Gray Corporation, MI Acquisition Corp., Intirion Corporation
         and Robert P. Bennett. Pursuant to Item 601(b)(2) of Regulation S-K,
         the Schedules referred to in the Merger Agreement are omitted. The
         Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request. The Exhibits to the
         Merger Agreement were included in Appendix A to the Prospectus/Proxy
         Statement, which is a part of the Registrant's previously filed
         Registration Statement on Form S-4, as amended (No. 333-45899).*
   2.2   Stock Purchase Agreement by and among Mac-Gray Services, Inc., Copico,
         Inc. and Certain Stockholders, dated as of March 31, 1998.X
   2.3   Stock and Asset Purchase Agreement, dated as of March 4, 1998, by and among Mac-Gray Services, Inc., Amerivend Corporation, Amerivend
         Southeast Corporation and certain stockholders.Z
   4.1   Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant (4.1).+
   5.1   Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.X
  23.1   Consent of Counsel (included in Exhibit 5.1 hereto).X
  23.2   Consent of PricewaterhouseCoopers LLP.
  23.3   Consent of Morrison, Brown, Argiz & Company.
  24.1   Powers of Attorney.X

--------
+ Previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-1 (No. 333-33669) and incorporated by reference herein. The number in parentheses following the description of the exhibit refers to the exhibit number in the Form S-1.
* Previously filed as an exhibit to Mac-Gray's Registration Statement, as amended (No. 333-45899) and incorporated by reference herein.
X Previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-1, as amended (No. 333-49795).
Z Previously filed as an exhibit to Mac-Gray's Current Report on Form 8-K dated April 23, 1998.